Exhibit 10.1
CONFIDENTIAL
TRANSITION AGREEMENT
     THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into by and between Gresham T. Brebach, Jr. (“Brebach”), a resident of Massachusetts, and Fair Isaac Corporation (the “Company”), a Delaware corporation.
BACKGROUND
     A. On November 2, 2006 the Company and Brebach agreed it was in their mutual best interests for Brebach to resign his employment with the Company as a Business Strategy Vice President, effective November 2, 2006. By virtue of his resignation, Brebach no longer has a role as an executive officer or an officer of the Company as set forth in Section 16 of the Securities Exchange Act of 1934.
     B. Notwithstanding Brebach’s resignation as an officer of the Company effective November 2, 2006, Brebach has agreed to remain employed with the Company in a transitional role through January 1, 2007.
     C. The parties are mutually concluding their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.
     D. The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any unlawful or improper conduct toward each other or treated each other unfairly.
     E. The parties desire to resolve all issues now in dispute between them and have agreed to a full settlement of such issues.
     NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the Release and the Second Release referred to below, the parties, intending to be legally bound, agree as follows:
AGREEMENTS
1. Employment Termination. The parties hereby confirm that Brebach‘s employment with the Company will automatically terminate effective January 1, 2007, unless earlier terminated in accordance with paragraph 4 below (Brebach’s last day of employment referred to as the “Separation Date”).

2. Release and Second Release by Brebach. At the same time that Brebach executes this Agreement, he shall also execute a Release in the form attached to this Agreement as Exhibit A (the “Release”), in favor of the Company and its affiliates, divisions, committees, directors, officers, employees, agents, predecessors, successors and assigns. If on or within 21 days after the Separation Date Brebach executes a second release in the form of Exhibit B (the “Second Release”), then Brebach will be eligible for additional consideration as set out in paragraph 4 below. This Agreement will not be interpreted or construed to limit the Release or the Second Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release or the Second Release.
3. Transition Period. For the period beginning November 2, 2006 and ending on the Separation Date (the “Transition Period”), Brebach has served as and will continue to be a full time employee of the Company. During the Transition Period, Brebach will continue to receive his regular base salary at the annual rate of $350,000.00, paid in accordance with the Company’s regular payroll cycle, and will participate in other employee benefits programs and plans in accordance with the terms of such programs and plans; provided, however that Brebach will not be eligible for payment under any bonus or incentive plans or programs of the Company, including, but not limited to, the Management Incentive Plan. During the Transition Period Brebach will facilitate a smooth transition of his prior responsibilities, assist with ongoing matters on which he worked prior to the Transition Period, and will assist on other matters as requested by the Company. Brebach will not be required to maintain regular office hours during the Transition Period, but must devote such time as is necessary to complete his responsibilities during the Transition Period and be generally available to the Company by phone or personal computer. As of November 2, 2006, Brebach ceased to be a Section 16 officer of the Company. Brebach shall not act as an employee, contractor, consultant or in any other capacity for any other entity other than the Company during the Transition Period.
4. Early Termination of Employment. Brebach and the Company agree that Brebach’s employment with the Company will automatically end on January 1, 2007 without further action by either party,

except that his employment will end (and the Separation Date will be) earlier if (i) Brebach rescinds or attempts to rescind this Agreement or the Release, (ii) Brebach terminates his employment during the Transition Period, (iii) Brebach dies, or (iv) the Company notifies Brebach of his material breach of the terms of this Agreement, the Release, or his Non-Disclosure Agreement and, if curable, such breach is not cured by Brebach within 10 days of receipt of the Company’s notification to Brebach of the breach, provided however, should any cure reasonably require more than 10 days to cure after receipt of a notice of breach, Brebach shall not be in breach of this Agreement if within 10 days after his receipt of notice he commences the cure and diligently pursues it thereafter.
5. Payment. Subject to the conditions described in this paragraph 5 below, the Company will make a lump-sum payment to Brebach in the amount of $25,000.00, less regular payroll withholdings. In addition, if Brebach signs the Second Release in accordance with paragraph 2 above, subject to the other conditions described in this paragraph 5 below, (x) the Company will make a lump-sum payment to Brebach in the amount of $120,000.00, less regular payroll withholdings, and (y) if Brebach elects available continued coverage of benefits (COBRA) in accordance with applicable laws and plans, the Company will pay the COBRA premiums for four months following the Separation Date (or until COBRA benefits are no longer available to Brebach, if earlier). Thereafter, COBRA continuation shall be at the sole expense of Brebach. Any lump-sum payments payable hereunder will be paid to Brebach as soon as practical after expiration of the applicable rescission period, consistent with the Company’s regular payroll cycle. The Company will make such payments and pay such premiums under this paragraph 4 only if: (i) Brebach has not rescinded this Agreement, the Release or the Second Release, as applicable, within the applicable rescission period, and (ii) Brebach has not breached his obligations under this Agreement, the Release, the Second Release or the Non-Disclosure Agreement dated December 31, 2003, between Brebach and the Company (“the Non-Disclosure Agreement”).
6. Retirement Plans. To the extent that Brebach is currently a participant in a pension, profit-sharing, or other retirement savings plan sponsored by the Company, Brebach will be entitled to withdraw from such plan and/or receive benefits at the times and under the terms and conditions set forth in the plan.

Following the Separation Date, the Company will make no further contributions to any pension, profit-sharing, or retirement plan or any other benefits plans, on behalf of Brebach.
7. Future References. It is Brebach’s responsibility to direct or cause to be directed all future official requests for references concerning him to the Vice President, Human Resources, of the Company, who will respond to such requests by confirming the dates of Brebach’s employment, identifying the position he held, and at his request, confirming his base salary.
8. Stock Options. Brebach agrees and acknowledges that the options listed in this paragraph below are his only options to purchase shares of the Company’s Common Stock and that such options are exercisable only to the extent reflected in his applicable stock option agreement. Brebach further agrees and acknowledges that his options to purchase the Company’s Common Stock will lapse and cease to be outstanding as of 90 days after the Separation Date, unless previously exercised in accordance with the terms of the Company’s 1992 Long-Term Incentive Plan and the applicable option agreement.

Plan	Date of Grant	Exercise Price	Number of Shares
1992	12/31/03	$32.7733	45,000
1992	8/2/04	$28.7500	20,000
1992	11/15/04	$32.0100	20,000
1992	11/21/05	$47.4500	30,000
9. Non-Disclosure and Non-Solicitation Agreements.
     a. Confidential Information. Brebach acknowledges and affirms his continuing obligation to comply with the terms and conditions of the Non-Disclosure Agreement.
     b. Agreement Not to Hire. During the Transition Period and for a period of 12 consecutive months after the Separation Date, Brebach shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), hire, engage or solicit any employee of the Company or induce or attempt to induce any employee of the Company to cease working for the Company.
     c. Acknowledgment. Brebach hereby acknowledges that the provisions of this paragraph 9 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this paragraph 9 by Brebach shall cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief will be available for any violation of this paragraph 9.
     d. Blue Pencil Doctrine. If the duration of or the scope of any business activity covered by any provision of this paragraph 9 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Brebach hereby acknowledges that this paragraph 9 shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
10. Confidentiality.
     a. General Standard. The provisions of this Agreement, the Release and the Second Release (collectively “Confidential Separation Information”) will be treated by Brebach as confidential. Accordingly, Brebach will not disclose Confidential Separation Information to anyone at any time, except as provided in subparagraph 10(b) below.
     b. Exceptions.
(i) It will not be a violation of this Agreement for Brebach to disclose Confidential Separation Information to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners.
(ii) It will not be a violation of this Agreement for Brebach to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of paragraph 9 above. Nor will it be a violation of this Agreement for Brebach to inform Company employees who ask him about employment opportunities outside the Company that the terms of paragraph 9 of this Agreement preclude him from engaging in certain activities that could interfere with their employment with the Company.

11. Records, Documents, and Property. Brebach acknowledges and represents that he has delivered to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company.
12. Non-disparagement. For a period of one year after the Separation Date, Brebach will not defame or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s directors or officers. The Company will instruct its current directors and officers not to defame or disparage Brebach’s reputation and, for a period of one year after the Separation Date, the Company will not authorize, encourage or permit any director or officer of the Company to defame or disparage Brebach’s reputation.
13. Claims Against the Company.
     a. Non-recommendation. Brebach will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will Brebach voluntarily aid, assist or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however that this Agreement will not be interpreted or construed to prevent Brebach from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, or during any legal proceeding or arbitrations involving the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, or from participating in any investigation by a governmental or law enforcement agency.

     b. Agreement to Assist and Cooperate. At the Company’s reasonable request and upon reasonable notice, Brebach agrees that he will, at any future time, be available, with or without subpoena, to assist the Company with respect to matters concerning which Brebach has or may have knowledge as a result of or in connection with his employment by the Company. Such assistance may include, without limitation, participating in interviews, reviewing documents or things, giving depositions, testifying, or engaging in other reasonable activities in connection with any litigation or investigation, with respect to matters that Brebach has or may have knowledge of by virtue of his employment by or service to the Company or any related entity. In performing his obligations under this paragraph 13(b) to testify or otherwise provide information, Brebach will honestly, truthfully, forthrightly, and completely provide the information requested. Brebach will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims.
14. Full Compensation. Brebach understands that the payments and other consideration provided by the Company under this Agreement will fully compensate Brebach for and extinguish any and all of the potential claims Brebach is releasing in the Release and the Second Release, including without limitation, his claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief. The payments and other consideration provided hereunder will be made in lieu of any further payments or compensation that Brebach would otherwise be entitled to receive as an employee of the Company.
15. No Admission of Wrongdoing. Brebach understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any unlawful or improper conduct toward Brebach. Brebach will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly.
16. Authority. Brebach represents and warrants that he has the authority to enter into this Agreement, the Release and the Second Release, and that no causes of action, claims, or demands released pursuant to this Agreement, the Release or the Second Release have been assigned to any person or entity not a party to this Agreement, the Release or the Second Release.
17. Legal Representation. Brebach acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement, the Release and the Second Release, that he has had a full opportunity to consider this Agreement, the Release and the Second Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Release and the Second Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Release, the Second Release, the stock option agreements between Brebach and the Company and any qualified employee benefit plans sponsored by the Company in which Brebach is a participant.
18. Assignment. This Agreement is binding on Brebach and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor, including, but not limited to a purchaser of substantially all the business or assets of the Company. No rights or obligations of Brebach hereunder may be assigned by Brebach to any other person on entity.
19. Invalidity. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement and the remaining provisions of this Agreement will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.
20. Entire Agreement. This Agreement, the Release, the Second Release, the Non-Disclosure Agreement, the stock option agreements between Brebach and the Company, and any qualified employee benefit plans sponsored by the Company in which Brebach is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Release, the Second Release, the Non-

Disclosure Agreement, the stock option agreements between Brebach and the Company, or any qualified employee benefit plans sponsored by the Company in which Brebach is a participant are intended by either party to be legally binding. Except as provided herein, this Agreement supercedes any and all prior agreements or understandings between the parties.
21. Time to Consider Agreement. Brebach understands that he may take at least 21 calendar days to decide whether to sign this Agreement and the Release, which 21-day period will start on the day after the date on which Brebach first received copies of this Agreement and, the Release.. Brebach represents that if he signs this Agreement and the Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign them. Brebach understands that he may not sign the Second Release prior to the Separation Date
22. Right to Rescind or Revoke. Brebach understands that he has the right to rescind or revoke this Agreement or the Release for any reason within fifteen (15) calendar days after he signs them. Brebach understands that this Agreement will not become effective or enforceable unless and until he has not rescinded this Agreement or the Release and the rescission period has expired. Brebach understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to Richard Deal, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, MN 55402 and (b) delivered to Richard Deal within the 15-day period. If mailed, the rescission must be (a) postmarked within the 15-day period and (b) addressed to Richard Deal, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, MN 55402.
23. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
24. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
25. Governing Law. This Agreement, the Release and the Second Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the Release or the Second Release, will be governed by the laws of the State of Minnesota.
     IN WITNESS WHEREOF, the parties have executed this Transition Agreement on the date stated below.

Dated: November 24, 2006	/s/ Gresham T. Brebach, Jr.
Gresham T. Brebach, Jr.

Dated: December 8, 2006	FAIR ISAAC CORPORATION
	BY:	Charles M. Osborne
	Its:	Interim Chief Executive Officer
and Chief Financial Officer

CONFIDENTIAL
EXHIBIT A
RELEASE BY BREBACH
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	FIC means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FIC; the present and past officers, directors, committees, shareholders, and employees of FIC; any company providing insurance to FIC in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by FIC (other than multiemployer plans); the attorneys for FIC; and anyone who acted on behalf of FIC or on instructions from FIC.

D.	Agreement means the Transition Agreement between FIC and me that I am executing on the same day that I am executing this Release, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with FIC or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, Massachusetts General Law chapter 151B, the Minnesota Human Rights Act, the Fair Credit Reporting Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, perquisites, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; or any claims for breach of the Agreement.
Agreement to Release My Claims. I will receive consideration from FIC as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from FIC if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though FIC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FIC by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FIC by hand or by mail within the 15-day rescission period. All deliveries must be made to FIC at the following address:
Richard Deal
Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, MN 55402
If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FIC at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FIC. No child support orders, garnishment orders, or other orders requiring that money owed to me by FIC be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: November 24, 2006	/s/ Gresham T. Brebach, Jr.
Gresham T. Brebach, Jr.

CONFIDENTIAL
EXHIBIT B
SECOND RELEASE BY BREBACH
Definitions. I intend all words used in this Second Release to have their plain meanings in ordinary English. Specific terms that I use in this Second Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	FIC means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FIC; the present and past officers, directors, committees, shareholders, and employees of FIC; any company providing insurance to FIC in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by FIC (other than multiemployer plans); the attorneys for FIC; and anyone who acted on behalf of FIC or on instructions from FIC.

D.	Agreement means the Transition Agreement between FIC and me that I executed on November 24, 2006, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with FIC or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, Massachusetts General Law chapter 151B, the Minnesota Human Rights Act, the Fair Credit Reporting Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, perquisites, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Second Release; or any claims for breach of the Agreement.
Agreement to Release My Claims. I will receive consideration from FIC as set forth in the Agreement if I sign and do not rescind this Second Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from FIC if I did not sign this Second Release or if I rescinded this Second Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though FIC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Confidentiality. I understand that the terms of this Second Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Second Release. My decision whether to sign this Second Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Second Release. I understand that I have 21 days after the Separation Date (as defined in the Agreement) to consider whether I wish to sign this Second Release. If I sign this Second Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Second Release. I understand and agree that I may not sign this Second Release prior to the Separation Date. I also agree that any changes made to this Second Release before I sign it, whether material or immaterial, will not restart the 21-day period.
My Right to Rescind this Second Release. I understand that I may rescind this Second Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Second Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Second Release. To accept the terms of this Second Release, I must deliver the Second Release, after I have signed and dated it, to FIC by hand or by mail within the 21-day period that I have to consider this Second Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FIC by hand or by mail within the 15-day rescission period. All deliveries must be made to FIC at the following address:
Richard Deal
Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, MN 55402
If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FIC at the address stated above.
Interpretation of the Second Release. This Second Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Second Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Second Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FIC. No child support orders, garnishment orders, or other orders requiring that money owed to me by FIC be paid to any other person are now in effect.
I have read this Second Release carefully. I understand all of its terms. In signing this Second Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Second Release, the Agreement and the Release to be legally binding.

Dated: January 2, 2007	/s/ Gresham T. Brebach, Jr.
Gresham T. Brebach, Jr.